Exhibit 10.29

Summary of Executive Compensation

The Compensation Committee of the Board of Directors (the "Compensation Committee") of First Midwest Bancorp, Inc. (the "Company"), after considering a market review of total compensation for certain executive officers expected to be named in the Company's 2007 Proxy Statement, determined the 2007 base salary for such officers, which is presented in the table below.

Name and Principal Positions	2007 Base Salary
Mr. John M. O'Meara, President and Chief Executive Officer	$678,000
Mr. Thomas J. Schwartz, Group President Commercial Banking	$409,900
Mr. Michael L. Scudder, Executive Vice President and Chief Financial Officer	$355,100
Mr. Mark M. Dietrich, Group Executive Vice President and Chief Operations Officer	$223,900	(1)
Ms. Janet M. Viano, Group President Retail Banking	$216,200
Note: (1) Mr. Dietrich's compensation did not change for 2007 as he retired in first quarter 2007.

Each of these officers is also eligible to receive certain benefits and to participate in the Company's employee benefit plans applicable to executive officers, including the Company's Savings and Profit Sharing Plan, Pension Plan, Short-Term Incentive Compensation Plan, the Omnibus Stock and Incentive Plan, and Nonqualified Retirement Plan in accordance with the terms and conditions of such plans. These officers are also parties to Indemnification Agreements and Employment Agreements that, among other things, entitle them to payments upon severance or upon a change in control.